Exhibit 4.1

Carrols Restaurant Group, Inc.

FORM OF CERTIFICATE OF DESIGNATIONS

OF

SERIES C CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

Carrols Restaurant Group, Inc., a Delaware corporation, hereby certifies that:

A. The Restated Certificate of Incorporation of the Company fixes the total number of shares of capital stock that the Company shall have the authority to issue at 100,000,000 shares of common stock, par value $0.01 per share, and 20,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

B. The Certificate of Incorporation expressly vests the Board of Directors of the Company with authority from time to time to provide for the issuance of shares of one or more series of the undesignated Preferred Stock and in connection therewith to fix by resolution or resolutions providing for the issue of any such series, the number of shares to be included therein, the voting powers thereof, and such of the designations, preferences and relative participating, optional or other special rights and qualifications, limitations and restrictions of each such series, including dividend rights, voting rights, rights of redemption, conversion rights, and liquidation preferences.

C. Pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, the Board of Directors, by action duly taken on [__], 2019, adopted resolutions establishing a series of Preferred Stock and fixing the designation, powers, preferences and rights of the shares of this series of Preferred Stock and the qualifications, limitations or restrictions thereof as follows:

Section 1. Designation; Number of Shares; Restrictions.

(a) Designation; Number of Shares. The designation of the series of Preferred Stock shall be “Series C Convertible Preferred Stock” (the “Series C Convertible Preferred Stock”). The number of authorized shares of Series C Convertible Preferred Stock shall be 10,000.

(b) Legend. During the Holding Period, each certificate representing Series C Convertible Preferred Stock and Conversion Shares shall include the following legend:

“THE DIRECT OR INDIRECT SALE, ASSIGNMENT, TRANSFER, PLEDGE, OFFER, EXCHANGE, DISPOSITION, ENCUMBRANCE, ALIENATION OR OTHER DISPOSITION (“TRANSFER”), WHETHER BY OPERATION OF LAW OR OTHERWISE, OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND THE ENTERING INTO OF ANY CONTRACT, OPTION OR OTHER AGREEMENT WITH RESPECT TO, OR THE CONSENT TO, A TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE OR THE HOLDER’S VOTING OR ECONOMIC INTEREST THEREIN, BY THE HOLDER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS STRICTLY PROHIBITED IN ACCORDANCE WITH THAT CERTAIN REGISTRATION RIGHTS AND STOCKHOLDERS’ AGREEMENT, DATED AS OF THE ISSUE DATE, BY AND BETWEEN THE ISSUER AND THE INVESTOR, AND ANY TRANSFER MADE, OR CONTRACT, OPTION OR OTHER AGREEMENT ENTERED INTO, IN VIOLATION OF THIS PROHIBITION WILL NOT BE BINDING UPON OR RECOGNIZED BY THE ISSUER.”

Section 2. Definitions.

Unless the context otherwise requires, each of the terms defined in this Section 2 shall have, for all purposes of this Certificate of Designations, the meaning herein specified (with terms defined in the singular having comparable meanings when used in the plural):

“Board of Directors” means the Board of Directors of the Company.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“By-Laws” means the Company’s Amended and Restated By-Laws, as amended from time to time in accordance with Section 7.

“Capital Stock” means any and all shares, interests, participations or other equivalents in the equity (however designated) in the Company.

“Certificate of Incorporation” means the Company’s Restated Certificate of Incorporation, as amended from time to time in accordance with Section 7.

“Common Stock” means the common stock, $0.01 par value per share, of the Company.

“Common Stock Deemed Outstanding” means, at any given time, the number of shares of Common Stock actually outstanding at such time; provided, that Common Stock Deemed Outstanding at any given time shall not include shares owned or held by or for the account of the Company or any of its wholly owned subsidiaries.

“Common Stock Transfer Agent” has the meaning set forth in Section 6(c) hereof.

“Company” means Carrols Restaurant Group, Inc., a Delaware corporation, and its successors and assigns.

“Company’s Organizational Documents” means the Certificate of Incorporation, this Certificate of Designations, any other certificate of designations issued pursuant to the Certificate of Incorporation, and the By-Laws.

“Conversion Price” has the meaning set forth in Section 6(a) hereof.

“Conversion Shares” has the meaning set forth in Section 6(b) hereof.

“Convertible Securities” means any securities (directly or indirectly) convertible into or exchangeable for Common Stock, but excluding Options.

“DGCL” means the General Corporation Law of the State of Delaware.

“Dividend” has the meaning set forth in Section 4(b) hereof.

“Dividend Accrual Period” has the meaning set forth in Section 4(b) hereof.

“Dividend Payment Date” has the meaning set forth in Section 4(b) hereof.

“Excluded Issuances” means any issuance or sale (or deemed issuance or sale in accordance with Section 6(e)(iii)) by the Company after the Issue Date of: (a) shares of Common Stock issued on the conversion of the Series B Convertible Preferred Stock of the Company pursuant to the terms of the Series B Convertible Preferred Stock in effect on the Issue Date; (b) shares of Common Stock issued on the conversion of the Series C Convertible Preferred Stock; or (c) shares of Common Stock issued directly or upon the exercise of Options, restricted stock units, equity securities or any other awards or grants to directors, officers, employees, or consultants of the Company or any of its Subsidiaries in connection with their service as directors of the Company or any of its Subsidiaries, their employment by the Company or any of its Subsidiaries or their retention as consultants by the Company or any of its Subsidiaries, in each case authorized by the Board of Directors (or a committee thereof) and issued pursuant to the Company’s 2006 Stock Incentive Plan or the Company’s 2016 Stock Incentive Plan (including all such shares of Common Stock and Options outstanding prior to the Issue Date) or any other stock incentive plan of the Company authorized by the Board of Directors (or a committee thereof) and approved by holders of Common Stock in effect after the Issue Date.

“Holders” means the record holders of the shares of Series C Convertible Preferred Stock, as shown on the books and records of the Company.

“Holding Period” means a two (2) year period commencing on the Issue Date and ending on the second anniversary of the Issue Date.

“Investor” means Cambridge Franchise Holdings, LLC, a Delaware limited liability company.

“Issue Date” means [__], 2019.

“Junior Stock” has the meaning set forth in Section 3 hereof.

“Liquidation Event” means (i) any voluntary or involuntary liquidation, dissolution or winding-up of the Company, (ii) the consummation of a merger or consolidation in which the stockholders of the Company prior to such transaction own less than a majority of the voting securities of (a) the entity surviving or resulting from such transaction or (b) if the surviving or resulting entity is a wholly owned Subsidiary of another corporation or entity immediately following such transaction, the parent corporation or entity of such surviving or resulting entity, or (iii) the sale, distribution or other disposition of all or substantially all of the Company’s assets (on a consolidated basis).

“Mandatory Conversion” has the meaning set forth in Section 6(a) hereof.

“Mandatory Conversion Date” has the meaning set forth in Section 6(a) hereof.

“Market Price” of the Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price, of shares of Common Stock on The NASDAQ Global Market on such date. If the Common Stock is not traded on The NASDAQ Global Market on any date of determination, the Market Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal United States securities exchange or automated quotation system on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal United States securities exchange or automated quotation system on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a United States securities exchange or automated quotation system, the last quoted bid price for the Common Stock in the over-the-counter market as reported by OTC Market Group, Inc. or any similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by an independent financial advisor retained by the Company for such purpose.

“Options” means any warrants or other rights or options to subscribe for or purchase Common Stock or Convertible Securities.

“Parity Stock” has the meaning set forth in Section 3 hereof.

“Person” includes all natural persons, corporations, business trusts, limited liability companies, associations, companies, partnerships, joint ventures and other entities, as well as governments and their respective agencies and political subdivisions.

“SEC” means the United States Securities and Exchange Commission.

“Senior Stock” has the meaning set forth in Section 3 hereof.

“Series B Convertible Preferred Stock” means the Series B Convertible Preferred Stock of the Company, par value $0.01 per share, outstanding on the Issue Date.

“Series C Convertible Preferred Stock” has the meaning set forth in Section 1 hereof.

“Stated Value” means, as of any time of determination, an amount per share of Series C Convertible Preferred Stock equal to $[__], plus the sum of all Dividends paid in respect of such share at or prior to such time, plus the sum of all Dividends accumulated and unpaid in respect of such share at or prior to such time.

“Stockholder Approval” has the meaning set forth in Section 6(b) hereof.

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Transfer Agent” means the entity designated from time to time by the Company to act as the registrar and transfer agent for the Series C Convertible Preferred Stock or, if no entity has been so designated to act in such capacity, the Company.

Section 3. Ranking.

The Series C Convertible Preferred Stock shall, with respect to rights on the liquidation, winding-up and dissolution of the Company (as provided in Section 5 below), rank (a) senior to all classes of Common Stock and to each other class of Capital Stock or series of Preferred Stock established hereafter by the Board of Directors the terms of which expressly provide that such class ranks junior to the Series C Convertible Preferred Stock as to rights on the liquidation, winding-up and dissolution of the Company (collectively referred to as the “Junior Stock”), (b) on a parity with the Series B Convertible Preferred Stock and with each other class of Capital Stock or series of Preferred Stock established hereafter by the Board of Directors with the written consent of the Holders of at least a majority of the outstanding shares of Series C Convertible Preferred Stock, the terms of which expressly provide that such class or series ranks on a parity with the Series C Convertible Preferred Stock as to rights on the liquidation, winding-up and dissolution of the Company (collectively referred to as the “Parity Stock”) and (c) junior to any future class of Preferred Stock established hereafter by the Board of Directors with the written consent of the Holders of at least a majority of the outstanding shares of Series C Convertible Preferred Stock, the terms of which expressly provide that such class ranks senior to the Series C Convertible Preferred Stock as to rights on the liquidation, winding-up and dissolution of the Company (collectively referred to as the “Senior Stock”).

Subject to Section 4(b), the Series C Convertible Preferred Stock shall, with respect to rights to dividends (as provided in Section 4 below), rank on a parity with each class of Common Stock and the Series B Convertible Preferred Stock.

Section 4. Dividends.

(a) The Company shall not (and shall cause its direct and indirect Subsidiaries not to) declare, pay or set aside any dividends on shares of Common Stock (other than dividends on shares of Common Stock payable solely in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Company’s Organizational Documents) the Holders simultaneously receive a dividend (payable in the same form of stock, securities, cash or other property paid to the holders of Common Stock) on each outstanding share of Series C Convertible Preferred Stock in an amount equal to that dividend per share of Series C Convertible Preferred Stock as would equal the product of the dividend payable on each share of Common Stock and the number of shares of Common Stock then issuable upon conversion of one share of Series C Convertible Preferred Stock, calculated on the record date for determination of holders entitled to receive such dividend and without regard to any limitation on conversion set forth in Section  6(b) hereof.

(b) From and after the Issue Date, each Holder of Series C Convertible Preferred Stock, in preference and priority to the holders of all other classes or series of stock, shall be entitled to receive, with respect to each share, or fraction of a share, of Series C Convertible Preferred Stock then outstanding and held by such Holder, dividends accruing on a daily basis, commencing from the date of issuance of such share of Series C Convertible Preferred Stock, at the rate of nine percent (9%) per annum of the Stated Value per whole share (or proportion thereof with respect to fractional shares) of Series C Convertible Preferred Stock (the “Dividends”). The Dividends shall be cumulative, whether or not earned or declared, shall compound semi-annually and shall be paid semi-annually in arrears on [__] and [__] in each year (each a “Divided Payment Date”), commencing [__], 2019. For the avoidance of doubt, dividends shall accrue daily on the Stated Value of each share of Series C Convertible Preferred Stock as such Stated Value is increased by any payment of Dividends pursuant to the immediately succeeding sentence. The Dividends shall be paid in the form of an increase in the Stated Value of the Series C Convertible Preferred Stock. In the event that the Mandatory Conversion Date occurs on a date other than a Dividend Payment Date, the aggregate amount of the Dividend accrued and unpaid since the last Dividend Payment Date shall be automatically forfeited without any further action on the part of the Company or the Holders, will not increase the Stated Value, and will not be paid to any Holder.

Section 5. Liquidation Preference.

(a) Upon any Liquidation Event, the Holders of the Series C Convertible Preferred Stock shall receive from the net assets of the Company, (i) prior to the holders of any class or series of Common Stock and Junior Stock, (ii) pro rata with the holders of any Parity Stock and (iii) after the holders of any Senior Stock, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be ratably distributed among the Holders and holders of Parity Stock in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full, the greater of (a) the Stated Value multiplied by the number of shares of Series C Convertible Preferred Stock held by such Holders and (b) the per share amount of all cash, securities and other property (such securities or other property having a value equal to its fair market value as reasonably determined by the Board of Directors) that would be distributed in respect of the Common Stock such Holder would have received had it converted such Series C Convertible Preferred Stock immediately prior to the date fixed for such Liquidation Event, without regard to any limitation on conversion set forth in Section 6(b) hereof.

Section 6. Conversion.

(a) Mandatory Conversion upon Stockholder Approval. Upon the later of (i) the date that the Stockholder Approval is obtained or (ii) in the event clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), for such conversion is required and has not yet been obtained, the date that all applicable waiting periods (and extensions thereof) under the HSR Act have expired or been terminated (such date the “Mandatory Conversion Date”), each outstanding share of Series C Convertible Preferred Stock shall automatically be converted into a number of shares of Common Stock (the “Mandatory Conversion”) equal to (i) the Stated Value divided by (ii) the Conversion Price in effect immediately prior to such conversion. The initial conversion price per share of Series C Convertible Preferred Stock (the “Conversion Price”) shall be $13.50 per share of Series C Convertible Preferred Stock, subject to adjustment as applicable in accordance with Section 6(e) below. Each share of Series C Convertible Preferred Stock shall initially be convertible into [__] shares of Common Stock subject to adjustment as provided herein.

(b) Limitation on Conversion. Notwithstanding anything herein to the contrary, the Company shall not issue to any Holder, and the Holders shall not have the right to the issuance of any shares of Common Stock issuable upon conversion of Series C Convertible Preferred Stock (“Conversion Shares”), unless and until the Company obtains stockholder approval permitting such issuances in accordance with applicable NASDAQ Stock Market Rules (“Stockholder Approval”).

(c) Conversion Procedures. The Company shall send to all Holders written notice of the Mandatory Conversion Date. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Date. Upon receipt of such notice, each Holder shall surrender his, her or its certificate or certificates for all such shares of Series C Convertible Preferred Stock (or, if such Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) to the Company at the place designated in such notice. If so required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the Holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series C Convertible Preferred Stock converted pursuant to Section 6(a), including the rights, if any, to receive notices and vote (other than notice of the Mandatory Conversion Date or as a holder of Common Stock), will terminate at the Mandatory Conversion Date (notwithstanding the failure of the Holder or Holders thereof to surrender the certificates at or prior to such time). As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates (or lost certificate affidavit and agreement), if any, for Series C Convertible Preferred Stock, the Company shall authorize its transfer agent and registrar for the Common Stock (the “Common Stock Transfer Agent”) to register in the name of the Holder such Conversion Shares on the book-entry system of the Transfer Agent. If the Holder wishes to hold the Conversion Shares in certificated form, the Holder may so request and the Common Stock Transfer Agent will mail to the Holder one or more stock certificates evidencing the Holder’s Conversion Shares. Holders of uncertificated shares of Series C Convertible Preferred Stock will have their shares automatically converted, and such Conversion Shares will be reflected on the book-entry system of the Common Stock Transfer Agent. The Company will also issue and deliver to such Holder cash as provided in Section 6(h) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion. All or some Conversion Shares so issued whether in book-entry form or in certificated form may be subject to restrictions on transfer as required by applicable federal and state securities laws. Any such Conversion Shares subject to restrictions on transfer under applicable federal and state securities laws shall be encumbered by stop transfer orders and restrictive legends (or equivalent encumbrances). Upon surrender of the certificate(s), if any, representing shares of Series C Convertible Preferred Stock converted pursuant to Section 6(a), such conversion, to the extent permitted by law, shall be deemed to have been effected, and such surrendering Holder shall be deemed to have become the holder of record of the Conversion Shares issued to such Holder, as of the Mandatory Conversion Date.

(d) Effect of Conversion. Upon the issuance of the Conversion Shares in accordance with Section  6, such shares shall be deemed to be duly authorized, validly issued, fully paid and non-assessable.

(e) Adjustment to Conversion Price and number of Conversion Shares. The Conversion Price shall be subject to adjustment from time to time as provided in this Section 6(e).

(i) Adjustment to Conversion Price upon Issuance of Common Stock. Except as provided in Section 6(e)(ii) and except in the case of an event described in either Section 6(e)(iv) or Section 6(e)(v), if the Company shall, at any time or from time to time after the Issue Date, issue or sell, or in accordance with Section 6(e)(iii) is deemed to have issued or sold, any shares of Common Stock without consideration or for consideration per share less than the Conversion Price in effect immediately prior to such issuance or sale (or deemed issuance or sale), then immediately upon such issuance or sale (or deemed issuance or sale), the Conversion Price in effect immediately prior to such issuance or sale (or deemed issuance or sale) shall be reduced (and in no event increased) to a Conversion Price equal to the quotient obtained by dividing:

(1) the sum of (A) the product obtained by multiplying the Common Stock Deemed Outstanding immediately prior to such issuance or sale (or deemed issuance or sale) by the Conversion Price then in effect plus (B) the aggregate consideration, if any, received by the Company upon such issuance or sale (or deemed issuance or sale); by

(2) the sum of (A) the Common Stock Deemed Outstanding immediately prior to such issuance or sale (or deemed issuance or sale) plus (B) the aggregate number of shares of Common Stock issued or sold (or deemed issued or sold) by the Company in such issuance or sale (or deemed issuance or sale).

Whenever following the Issue Date the Company shall issue or sell, or in accordance with Section 6(e)(iii) is deemed to have issued or sold, any shares of Common Stock, the Company shall prepare a certificate signed by an executive officer setting forth, in reasonable detail, the number of shares issued or sold, or deemed issued or sold, the amount and the form of the consideration received by the Company and the method of computation of such amount and shall cause copies of such certificate to be mailed to the Holders at the address specified for such Holders in the books and records of the Company (or at such other address as may be provided to the Company in writing by such Holders).

(ii) Exceptions to Adjustment Upon Issuance of Common Stock. Anything herein to the contrary notwithstanding, there shall be no adjustment to the Conversion Price or the number of Conversion Shares issuable upon conversion of the Series C Convertible Preferred Stock with respect to any Excluded Issuance.

(iii)  Effect of Certain Events on Adjustment to Conversion Price. For purposes of determining the adjusted Conversion Price under Section 6(e)(i) hereof, the following shall be applicable:

(A) Issuance of Options. If the Company shall, at any time or from time to time after the Issue Date, in any manner grant or sell (whether directly or by assumption in a merger or otherwise) any Options, whether or not such Options or the right to convert or exchange any Convertible Securities issuable upon the exercise of such Options are immediately exercisable, and the price per share (determined as provided in this paragraph and in Section 6(e)(iii)(E)) for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of Convertible Securities issuable upon the exercise of such Options is less than the Conversion Price in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued as of the date of granting or sale of such Options (and thereafter shall be deemed to be outstanding for purposes of adjusting the Conversion Price under Section 6(e)(i)), at a price per share equal to the quotient obtained by dividing (A) the sum (which sum shall constitute the applicable consideration received for purposes of Section 6(e)(i)) of (x) the total amount, if any, received or receivable by the Company as consideration for the granting or sale of all such Options, plus (y) the minimum aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus (z), in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Company upon the issuance or sale of all such Convertible Securities and the conversion or exchange of all such Convertible Securities, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of all such Options or upon the conversion or exchange of all Convertible Securities issuable upon the exercise of all such Options. Except as otherwise provided in Section 6(e)(iii)(C), no further adjustment of the Conversion Price shall be made upon the actual issuance of Common Stock or of Convertible Securities upon exercise of such Options or upon the actual issuance of Common Stock upon conversion or exchange of Convertible Securities issuable upon exercise of such Options.

(B)  Issuance of Convertible Securities. If the Company shall, at any time or from time to time after the Issue Date, in any manner grant or sell (whether directly or by assumption in a merger or otherwise) any Convertible Securities, whether or not the right to convert or exchange any such Convertible Securities is immediately exercisable, and the price per share (determined as provided in this paragraph and in Section 6(e)(iii)(E)) for which Common Stock is issuable upon the conversion or exchange of such Convertible Securities is less than the Conversion Price in effect immediately prior to the time of the granting or sale of such Convertible Securities, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of the total maximum amount of such Convertible Securities shall be deemed to have been issued as of the date of granting or sale of such Convertible Securities (and thereafter shall be deemed to be outstanding for purposes of adjusting the Conversion Price pursuant to Section 6(e)(i)), at a price per share equal to the quotient obtained by dividing (A) the sum (which sum shall constitute the applicable consideration received for purposes of Section 6(e)(i)) of (x) the total amount, if any, received or receivable by the Company as consideration for the granting or sale of such Convertible Securities, plus (y) the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange of all such Convertible Securities, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. Except as otherwise provided in Section 6(e)(iii)(C), (A) no further adjustment of the Conversion Price shall be made upon the actual issuance of Common Stock upon conversion or exchange of such Convertible Securities and (B) no further adjustment of the Conversion Price shall be made by reason of the issue or sale of Convertible Securities upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Conversion Price have been made pursuant to the other provisions of this Section 6(e)(iii).

(C) Change in Terms of Options or Convertible Securities. Upon any change in any of (A) the total amount received or receivable by the Company as consideration for the granting or sale of any Options or Convertible Securities referred to in Section 6(e)(iii)(A) or Section 6(e)(iii)(B) hereof, (B) the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise of any Options or upon the issuance, conversion or exchange of any Convertible Securities referred to in Section 6(e)(iii)(A) or Section 6(e)(iii)(B) hereof, (C) the rate at which Convertible Securities referred to in Section 6(e)(iii)(A) or Section 6(e)(iii)(B) hereof are convertible into or exchangeable for Common Stock, or (D) the maximum number of shares of Common Stock issuable in connection with any Options referred to in Section 6(e)(iii)(A) hereof or any Convertible Securities referred to in Section 6(e)(iii)(B) hereof (in each case, other than in connection with an Excluded Issuance), then if the original issuance or sale of such Options or Convertible Securities resulted in an adjustment to the Conversion Price pursuant to this Section 6(e), the Conversion Price in effect at the time of such change shall be readjusted to the Conversion Price which would have been in effect at such time pursuant to the provisions of this Section 6(e) had such Options or Convertible Securities still outstanding provided for such changed consideration, conversion rate or maximum number of shares, as the case may be, at the time initially granted, issued or sold and the number of Conversion Shares issuable upon the conversion of the Series C Convertible Preferred Stock immediately prior to any such adjustment or readjustment shall be correspondingly readjusted.

(D) Treatment of Expired or Terminated Options or Convertible Securities. Upon the expiration or termination of any unexercised Option (or portion thereof) or any unconverted or unexchanged Convertible Security (or portion thereof) for which any adjustment (either upon its original issuance or upon a revision of its terms) was made pursuant to this Section 6(e) (including upon the redemption or purchase for consideration of all or any portion of such Option or Convertible Security by the Company), the Conversion Price then in effect hereunder shall forthwith be changed pursuant to the provisions of this Section 6(e) to the Conversion Price which would have been in effect at the time of such expiration or termination had such unexercised Option (or portion thereof) or unconverted or unexchanged Convertible Security (or portion thereof), to the extent outstanding immediately prior to such expiration or termination, never been issued.

(E) Calculation of Consideration Received. If the Company shall, at any time or from time to time after the Issue Date, issue or sell, or is deemed to have issued or sold in accordance with Section 6(e)(iii), any shares of Common Stock, Options or Convertible Securities: (A) for cash, the consideration received therefor shall be deemed to be the net amount received by the Company therefor; (B) for consideration other than cash, the amount of the consideration other than cash received by the Company shall be the fair value of such consideration, except where such consideration consists of marketable securities, in which case the amount of consideration received by the Company shall be the market price (as reflected on any securities exchange, quotation system or association or similar pricing system covering such security) for such securities as of the end of business on the date of receipt of such securities; (C) for no specifically allocated consideration in connection with an issuance or sale of other securities of the Company, together comprising one integrated transaction, the amount of the consideration therefor shall be deemed to be the fair value of such portion of the aggregate consideration received by the Company in such transaction as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be, issued in such transaction; or (D) to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be, issued to such owners. The net amount of any cash consideration and the fair value of any consideration other than cash or marketable securities shall be determined in good faith by the Board of Directors.

(F) Record Date. For purposes of any adjustment to the Conversion Price or the number of Conversion Shares in accordance with this Section 6(e), in case the Company shall take a record of the holders of its Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(G) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company or any of its wholly owned Subsidiaries, and the disposition of any such shares (other than the cancellation or retirement thereof or the transfer of such shares among the Company and its wholly owned Subsidiaries) shall be considered an issue or sale of Common Stock for the purpose of this Section 6(e).

(iv) Adjustment to Conversion Price and Conversion Shares Upon Dividend, Subdivision or Combination of Common Stock. If the Company shall, at any time or from time to time after the Issue Date, (i) pay a dividend or make any other distribution upon the Common Stock or any other capital stock of the Company payable in shares of Common Stock or in Options or Convertible Securities, or (ii) subdivide (by any stock split, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to any such dividend, distribution or subdivision shall be proportionately reduced and the number of Conversion Shares issuable upon the conversion of the Series C Convertible Preferred Stock shall be proportionately increased. If the Company at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased and the number of Conversion Shares issuable upon the conversion of the Series C Convertible Preferred Stock shall be proportionately decreased. Any adjustment under this Section 6(e)(iv) shall become effective at the close of business on the date the dividend, subdivision or combination becomes effective.

(v) Adjustment to Conversion Price and Conversion Shares Upon Reorganization, Reclassification, Consolidation or Merger. In the event of any (A) capital reorganization of the Company, (B) reclassification of the stock of the Company (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), (C) consolidation or merger of the Company with or into another Person, (D) sale of all or substantially all of the Company’s assets to another Person or (E) other similar transaction (other than any such transaction covered by Section 6(e)(iv)), in each case which entitles the holders of Common Stock (but not the holders of the Series C Convertible Preferred Stock) to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for their shares, each share of Series C Convertible Preferred Stock shall, immediately after such reorganization, reclassification, consolidation, merger, sale or similar transaction, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Conversion Shares then issuable upon conversion of such share of Series C Convertible Preferred Stock, be exercisable for the kind and number of shares of stock or other securities or assets of the Company or of the successor Person resulting from such transaction to which such share of Series C Convertible Preferred Stock would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or similar transaction if the share of Series C Convertible Preferred Stock had been converted in full immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or similar transaction and acquired the applicable number of Conversion Shares then issuable hereunder as a result of such conversion (without taking into account any limitations or restrictions on the convertibility of such share of Series C Convertible Preferred Stock, if any); and, in such case, appropriate adjustment shall be made with respect to such holder’s rights under this Certificate of Designations to insure that the provisions of this Section 6 hereof shall thereafter be applicable, as nearly as possible, to the Series C Convertible Preferred Stock in relation to any shares of stock, securities or assets thereafter acquirable upon conversion of Series C Convertible Preferred Stock (including, in the case of any consolidation, merger, sale or similar transaction in which the successor or purchasing Person is other than the Company, an immediate adjustment in the Conversion Price to the value per share for the Common Stock reflected by the terms of such consolidation, merger, sale or similar transaction, and a corresponding immediate adjustment to the number of Conversion Shares acquirable upon conversion of the Series C Convertible Preferred Stock without regard to any limitations or restrictions on conversion, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger, sale or similar transaction). The provisions of this Section 6(e)(v) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or similar transactions. The Company shall not effect any such reorganization, reclassification, consolidation, merger, sale or similar transaction unless, prior to the consummation thereof, the successor Person (if other than the Company) resulting from such reorganization, reclassification, consolidation, merger, sale or similar transaction, shall assume, by written instrument substantially similar in form and substance to this Certificate of Designations, the obligation to deliver to the holders of Series C Convertible Preferred Stock such shares of stock, securities or assets which, in accordance with the foregoing provisions, such holders shall be entitled to receive upon conversion of the Series C Convertible Preferred Stock.

Notwithstanding anything to the contrary contained herein, with respect to any corporate event or other transaction contemplated by the provisions of this Section 6(e)(v), each holder of shares of Series C Convertible Preferred Stock shall have the right to elect prior to the consummation of such event or transaction, to give effect to the provisions of Section 5 hereunder, instead of giving effect to the provisions contained in this Section 6(e)(v) with respect to such holder’s Series C Convertible Preferred Stock and notice of which election shall be submitted in writing to the Company at its principal offices no later than ten (10) days before the effective date of such event, provided that any such notice of election shall be effective if given not later than fifteen (15) days after the date of the Company’s notice pursuant to Section 6(f) hereof with respect to such event, and, provided, further, that if any Holder fails to give the Company such notice of election, the provisions of this Section 6(e)(v) shall govern the treatment of such Holder’s shares of Series C Convertible Preferred Stock upon the occurrence of such event.

(vi) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination, merger or sale of assets transaction provided for elsewhere in this Section  6(e)), provision shall be made so that the Holders shall thereafter be entitled to receive upon conversion of the Series C Convertible Preferred Stock the number of shares of Capital Stock or other securities or property of the Company to which a holder of Common Stock would have been entitled on recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section  6(e) with respect to the rights of the Holders after the recapitalization to the end that the provisions of this Section  6(e) (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Series C Convertible Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(f) Notices of Record Date. In the event (i) the Company fixes a record date to determine the holders of Common Stock who are entitled to receive any dividend or other distribution, or (ii) there occurs any capital reorganization of the Company, any reclassification or recapitalization of the Common Stock of the Company, any merger or consolidation of the Company, or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each Holder at least ten (10) days prior to the record date specified therein, a notice specifying (a) the date of such record date for the purpose of such dividend or distribution and a description of such dividend or distribution, (b) the date on which any such reorganization, reclassification, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (c) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock or other securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, dissolution, liquidation or winding up.

(g) No Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section  6 and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights of the Holders against impairment.

(h) Fractional Shares and Certificate as to Adjustments. In lieu of any fractional shares of Common Stock to which a Holder would otherwise be entitled upon conversion, the Company shall pay, in respect of each such fractional share, an amount in cash equal to such fraction multiplied by the Market Price of one share of Common Stock on the date of conversion.

Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 6, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any Holder, furnish or cause to be furnished to such Holder a like certificate setting forth (A) the calculation of such adjustment or readjustment, (B) the Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such Holder’s shares of Series C Convertible Preferred Stock. The provisions of Section 6(e) shall apply to any transaction and successively to any series of transactions that would require any adjustment pursuant thereto.

(i) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the shares of the Series C Convertible Preferred Stock (taking into account the adjustments required by this Section  6), such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series C Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series C Convertible Preferred Stock, in addition to such other remedies as shall be available to the Holders, the Company will, as soon as is reasonably practicable, take all such action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

Section 7. Voting Rights.

(a) In addition to any other vote of the Holders required by law, this Certificate of Designations or the Certificate of Incorporation, without the prior consent of the Holders of at least a majority of the shares of Series C Convertible Preferred Stock then outstanding, the Company will not (and shall not permit any direct or indirect Subsidiary of the Company):

(i) authorize, create, designate, establish or issue (including as a result of a merger, consolidation, or other similar or extraordinary transaction) (A) an increased number of shares of Series C Convertible Preferred Stock, or (B) any other class or series of capital stock ranking senior to or on parity with the Series C Convertible Preferred Stock as to dividends or upon liquidation or (y) reclassify any shares of Common Stock into shares of capital stock having any preference or priority as to dividends or upon liquidation senior to or on parity with any such preference or priority of the Series C Convertible Preferred Stock;

(ii) amend, restate, alter or repeal (including as a result of a merger, consolidation, or other similar or extraordinary transaction) this Certificate of Designations or any of the rights, powers or preferences of the Series C Convertible Preferred Stock;

(iii) amend, restate, alter or repeal (including as a result of a merger, consolidation, or other similar or extraordinary transaction) any of the Company’s Organizational Documents if such amendment, restatement, alteration or repeal would have an adverse effect on the rights, powers or preferences of the Series C Convertible Preferred Stock or the Holders in their capacity as such; or

(iv) agree to do any of the foregoing.

Section 8. Reissuance of Shares of Series C Convertible Preferred Stock.

Shares of Series C Convertible Preferred Stock that have been issued and reacquired by the Company in any manner, including shares purchased, redeemed, converted or exchanged, shall (upon compliance with any applicable provisions of the DGCL) be permanently retired or cancelled and shall not under any circumstances be reissued. The Company shall from time to time take such appropriate action as may be required by applicable law to reduce the authorized number of shares of Series C Convertible Preferred Stock by the number of shares that have been so reacquired.

Section 9. Notices.

Any and all notices, consents, approval or other communications or deliveries required or permitted to be provided under this Certificate of Designations shall be in writing and shall be deemed given and effective on the earliest of (a) the date of receipt, if such notice, consent, approval or other communication is delivered by hand (with written confirmation of receipt) or via facsimile or email to the Company or the Holders, as applicable, at the facsimile number or email address specified in the register of Holders of Series C Convertible Preferred Stock maintained by the Transfer Agent prior to 5:00 p.m. (New York City time) on a Business Day, (b) the next Business Day after the date of receipt, if such notice, consent, approval or other communication is delivered via facsimile or email to the Company or the Holder, as applicable, at the facsimile number or email address specified in the register of Holders of Series C Convertible Preferred Stock maintained by the Transfer Agent on a day that is not a Business Day or later than 5:00 p.m. (New York City time) on any Business Day, or (c) the third Business Day following the date of deposit with a nationally recognized overnight courier service for next Business Day delivery and addressed to the Company or the Holder, as applicable, at the address specified in the register of Holders of Series C Convertible Preferred Stock maintained by the Transfer Agent.

Section 10. Headings; References.

The headings of the various sections and subsections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof. References herein to Sections are to Sections of this Certificate of Designations unless otherwise specified.

Section 11. Severability of Provisions.

If any powers, preferences and relative, participating, optional and other special rights of the Series C Convertible Preferred Stock and the qualifications, limitations and restrictions thereof set forth in this Certificate of Designations (as it may be amended from time to time) are invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other powers, preferences and relative, participating, optional and other special rights of the Series C Convertible Preferred Stock and the qualifications, limitations and restrictions thereof set forth in this Certificate of Designations (as so amended) which can be given effect without the invalid, unlawful or unenforceable powers, preferences and relative, participating, optional and other special rights of the Series C Convertible Preferred Stock and the qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no powers, preferences and relative, participating, optional or other special rights of the Series C Convertible Preferred Stock and the qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such powers, preferences and relative, participating, optional or other special rights of Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

[Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, this Certificate of Designations has been executed on behalf of the Company by its Vice President, General Counsel and Secretary this [__] day of [__], 2019.

Carrols Restaurant Group, Inc.

By:
Name:
Title:

[Signature Page to Certificate of Designations – Series C Convertible Preferred Stock]